SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------


                                    FORM 8-K



                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934

 Date of Report: (Date of earliest event reported): June 7, 2002 (May 16, 2002)


                           Blue Dolphin Energy Company
             (Exact name of registrant as specified in its charter)




       Delaware                         0-15905                   73-1268729
(State of Incorporation)       (Commission File Number)       (IRS Employer
                                                             Identification No.)



                             801 Travis, Suite 2100
                              Houston, Texas 77002
              (Address of Registrant's principal executive offices)

                                 (713) 227-7660
              (Registrant's telephone number, including area code)




                                (Not Applicable)
          (Former name or former address, if changed since last report)




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ITEM 5.  OTHER EVENTS

         On May 8, 2000, American Resources Offshore, Inc., a subsidiary of the registrant ("American Resources"), and its former chief financial officer, were named in a lawsuit in the United States District Court for the Southern District of Texas, Houston Division, styled H&N Gas, Limited Partnership, et al. v. Richard Hale, et al. (Case No. H-00-1371). The lawsuit alleged, among other things, that H&N Gas ("H&N") was defrauded by American Resources in connection with gas purchase options and gas price swap contracts entered into from February 1998 through September 1999. H&N alleged unlawful collusion between American Resources' prior management and then president of H&N, Richard Hale ("Hale"), to the detriment of H&N. H&N generally alleged that Hale directed H&N to purchase illusory options from American Resources that bore no relation to any physical gas business and that American Resources did not have the financial resources and/or sufficient quantity of gas to perform. H&N further alleged that American Resources and Hale colluded with respect to swap transactions that were designed to benefit American Resources at the expense of H&N. H&N also alleged civil conspiracy against all of the defendants.

         The registrant, American Resources and members of prior management of American Resources, including its former chief financial officer, entered into a settlement agreement with the Plaintiffs to this litigation. The registrant recorded an expense of approximately $265,000 in settlement of this litigation. This settlement agreement and the payments to be made thereunder are made in compromise of disputed claims and are not an admission of wrong doing or of liability of any kind.








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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    June 7, 2002


                                                     BLUE DOLPHIN ENERGY COMPANY


                                                     /s/ G. Brian Lloyd
                                                     ---------------------------
                                                     G. Brian Lloyd
                                                     Vice President, Treasurer




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